Exhibit (l)(8)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522
(212) 735-3000
December 18, 2007
Highland Floating Rate Advantage Fund
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Re: Highland Floating Rate Advantage Fund Registration Statement on Form N-2 (File No.s 333-51788 and 811-09709)
Ladies and Gentlemen:
     We are acting as special counsel to Highland Floating Rate Advantage Fund, a statutory trust formed under the Delaware Statutory Trust Act (the “Trust”), in connection with its filing on Form N-2 of an amendment to the registration statement of its predecessor issuer under the Securities Act of 1933, as amended (the “1933 Act”), and pursuant to Rule 414 (“Rule 414”) and Rule 486(b) thereunder. The Trust will enter into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) to be dated December 31, 2007, by and between Highland Floating Rate Advantage Fund, a Massachusetts business trust (the “Predecessor Fund”), and the Trust, as the successor fund. The Reorganization Agreement provides for: (i) the transfer of all assets of the Predecessor Fund to the Trust (which is being established solely for the purpose of acquiring such assets and continuing the Predecessor’s business) in exchange solely for such number and classes of shares of beneficial interest of the Trust corresponding to the shares of beneficial interest of the Predecessor Fund; (ii) the assumption by the Trust of all liabilities of the Predecessor Fund; and (iii) the distribution of the shares of the Trust pro rata to the shareholders of the Predecessor Fund (the “Reorganization”). The Predecessor Fund is authorized to issue an unlimited number of shares of beneficial interest, which have been classified as four common share classes of the Predecessor Fund’s sole series, designated Class A, Class B, Class C and Class Z shares (collectively, the “Predecessor Fund Shares”). The Trust is also authorized to issue an unlimited number of shares of beneficial interest, which have been classified as four

Highland Floating Rate Advantage Fund
December 18, 2007

common share classes of the Trust’s sole series, designated Class A, Class B, Class C and Class Z shares (collectively, the “Trust Shares”). The preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) of each class of Predecessor Fund Shares will be identical to those of the similarly-designated class of Trust Shares.
     This opinion is being furnished in accordance with the requirements of Item 25(1) of Form N-2 in connection with a dual-purpose filing (1933 Act File No. 333-51788 and 1940 Act File No. 811-09709) of Post-Effective Amendment No. 13 (the “Post-Effective Amendment”) to the Predecessor Fund’s currently-effective registration statement on Form N-2 (collectively with the Post-Effective Amendment, the “Registration Statement”).
     As contemplated by Rule 414 and the Reorganization Agreement, the Trust will be the successor issuer to the Predecessor Fund, and as such, the Trust is adopting the Registration Statement of the Predecessor Fund, including the adoption of the previously-registered, but unsold, Predecessor Fund Shares identified below (the “1933 Act Registrations of Additional Shares”), as its own for all purposes of the 1933 Act; the Securities and Exchange Act of 1934, as amended; and the Investment Company Act of 1940, as amended (the “1940 Act”). The 1940 Act registration statement of the Predecessor Fund was initially filed with the Commission on November 24, 1999.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended Notification of Registration of the Trust as an investment company under the 1940 Act on amended Form N-8A, to be filed with the Commission on the date hereof; (ii) the Post-Effective Amendment, including the prospectuses for the classes of the Trust substantially in the forms in which they will become effective; (iii) the Certificate of Trust of the Trust, dated and filed with the Secretary of the State of Delaware on November 26, 2007; (iv) the Agreement and Declaration of Trust of the Trust, dated November 26, 2007 and amended as of December 14, 2007, and certified by the Secretary of the Trust as currently in effect; (v) the By-Laws of the Trust, certified by the Secretary of the Trust as currently in effect; (vi) the Reorganization Agreement; (vii) the following 1933 Act Registrations of Additional Shares: File No.s 333-128964 (filed on October 12, 2005); 333-136462 (filed on August 9, 2006) and 333-142080 (filed on April 13, 2007); and (viii) certain resolutions of the Board of Trustees of the Trust relating to approvals of the Reorganization Agreement and the issuance and sale of the Trust Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Trust, its trustees and officers, had the power, corporate or other, to enter into and perform all obligations

Highland Floating Rate Advantage Fund
December 18, 2007

thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the “certificateless” Trust Shares will be registered on the stock records of the Trust by the transfer agent and registrar for the Trust Shares. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.
     Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than Delaware trust law.
     Based upon and subject to the foregoing, we are of the opinion that, when: (i) the Post-Effective Amendment becomes effective under the 1933 Act; and (ii) the Trust Shares have been registered on the stock records of the Trust by the transfer agent and registrar and are issued and delivered against payment at a price per share not less than the per share par value of the Trust Shares and as otherwise contemplated by the Registration Statement, the issuance and sale of the Trust Shares will have been duly authorized, and the Trust Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP